SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SAFECO CORPORATION

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2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

Seattle, Washington
Dear Shareholder:	March 27, 2006

You are invited to attend the annual meeting of the shareholders of Safeco Corporation. It will be held on Wednesday, May 3, 2006 at 11:00 a.m. Pacific Time, in the Safeco Auditorium at Safeco Plaza. The street address for Safeco Plaza is 4333 Brooklyn Avenue N.E., Seattle, Washington 98185.

At the meeting, we will consider and vote on the following matters, which are described in more detail in this proxy statement:

1.	Election of six directors, four to serve a term of three years and two to serve a term of one year.

2.	Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3.	Any other business that may come before the meeting properly.

Please read this proxy statement carefully to learn more about these and related matters. Our annual report for 2005 also is included to give you more information about our progress.

Your vote is important. Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting, even if you plan to attend. Thank you.

Sincerely,

/s/ Paula Rosput Reynolds
Paula Rosput Reynolds President and Chief Executive Officer

SAFECO CORPORATION

Notice of Annual Meeting of Shareholders

When:	11:00 a.m., Pacific Time, Wednesday, May 3, 2006

Where:	Safeco Auditorium, Safeco Plaza 4333 Brooklyn Avenue N.E. Seattle, Washington 98185

Record Date:	March 6, 2006

Agenda:

1. Election of six directors, four to serve a term of three years and two to serve a term of one year.

2. Ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

3. Any other business that may come before the meeting properly.

The Board of Directors urges you to vote FOR items 1 and 2 above.

More information on all of these matters is included in the following proxy statement. You are entitled to vote on these matters and to attend the annual meeting if you held Safeco shares as of the close of business on our record date, March 6, 2006.

This proxy statement is being sent to Safeco’s shareholders on or about March 27, 2006.

Voting Instructions

YOUR VOTE IS IMPORTANT!

Please vote your shares before the meeting, using the Internet, the phone or your proxy card or voting instruction form. Please vote before the meeting even if you plan to attend. This helps ensure the presence of a quorum at our meeting so we can transact business. When you vote your shares promptly, you also help save costs we might otherwise incur for additional proxy solicitation.

Voting by Internet or phone is fast and convenient and saves postage and proxy tabulation costs. You may also vote your shares by mail. An addressed envelope is enclosed for your convenience, and no postage is required if you mail it in the United States. Voting now by Internet, phone or mail will not prevent you from changing your vote later. Instructions for changing your vote are given on page 2.

HOW TO VOTE BY INTERNET

24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Go to:
http://www.proxyvotenow.com/safc and follow the instructions for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Go to
http://www.proxyvotenow.com/safc and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

HOW TO VOTE BY PHONE

Toll-free, 24 hours a day – 7 days a week

1. Read this proxy statement.

2. If you’re a registered shareholder, locate your control number on your proxy card. Call 1-866-252-6915 and follow the instructions given for casting your vote.

3. If you’re an employee participant in the Safeco Stock Ownership Fund, locate your control number in the e-mail you received from The Bank of New York. Call 1-866-252-6915 and follow the instructions for casting your vote. If you’re a non-employee participant in this fund, just follow the instructions in Step 2 above.

4. If you’re a beneficial shareholder (you hold your shares through a bank, broker or other institution), follow the instructions on your voting instruction form.

PLEASE DO NOT SUBMIT A PAPER PROXY CARD OR VOTING INSTRUCTION FORM IF YOU ARE VOTING BY INTERNET OR PHONE.

SAFECO CORPORATION

2006 PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

SAFECO CORPORATION

Safeco Plaza, Seattle, Washington 98185

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS—MAY 3, 2006

Questions and Answers about these Materials, Voting and the Meeting

Why have I received these materials?    You are a Safeco shareholder and as such our Board of Directors wants you to vote at our May 3, 2006 annual shareholders meeting. Shareholders are invited to attend the meeting. Even if you do not attend, the board asks you to vote on the proposals discussed in this proxy statement. Our annual report for 2005 is also included in this package if you’ve received the materials by mail, and is available online at www.safeco.com/ar.

What information does this proxy statement cover?    The proxy statement includes information on the proposals our shareholders will vote on at the annual meeting, how voting works, the compensation we pay our directors and certain officers, our corporate governance practices and certain other required information.

What proposals are we voting on?    The proposals up for a shareholder vote are:

(1)	Election of six directors in two different classes of our Board of Directors. If elected, four will serve a three-year term, and two will serve a one-year term. Safeco’s nominees for these positions are all currently serving as Safeco directors. For election as Class II directors, and to serve if elected until 2009, the nominees are Joshua Green III, Peter L.S. Currie, William G. Reed, Jr., and Judith M. Runstad. For election to Class III, and to serve if elected until 2007, the nominees are Maria S. Eitel and Paula Rosput Reynolds. You can read more about these director nominees and our continuing directors starting on page 4.

(2)	Ratification of our selection of Ernst & Young LLP to be our independent registered public accounting firm for 2006. You can read more about Ernst & Young LLP on page 6.

How does the board recommend I vote on these proposals?    The board recommends that you vote “FOR” both of the above proposals.

Who is entitled to vote on these proposals?    If you owned Safeco shares as of the close of business on the record date, March 6, 2006, you are entitled to vote on these proposals.

What is the record date and what does it mean?    The record date for the 2006 annual meeting of shareholders is March 6, 2006. Owners of our common stock as of the close of business on the record date are entitled to receive notice of the meeting and to vote their shares at or before the meeting.

How many shares can be voted?    On March 6, 2006, there were 121,659,560 shares of Safeco common stock outstanding. All of these shares may be voted, and they are our only class of voting stock outstanding. You have one vote for each share of Safeco common stock that you own.

How do I cast my vote?    If you are a registered shareholder, meaning that your name and shareholdings are registered with our transfer agent, you may vote by any one of the following methods: (1) Internet, (2) phone, (3) mail, using your proxy card, or (4) in person at the meeting. When you vote your shares before the meeting, you are instructing another person to vote your shares for you at the meeting in the manner that you indicate. These persons, called proxies, are named on your proxy card.

If, like many shareholders, you are a beneficial shareholder and hold your shares in “street name,” meaning that you hold your shares through a bank, broker or other institution, you must instruct that institution how to vote your shares. They will usually provide you with an appropriate voting instruction form when they send you this proxy statement.

What if I am a Safeco Stock Ownership Fund participant?    If you participate in the Safeco 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund, you may instruct Wells Fargo, the plan administrator and named fiduciary for voting purposes, how to vote the shares allocated to your account. Unless you are a current employee of Safeco, you will receive a voting card in the mail from The Bank of New York, Safeco’s tabulator of proxy votes. The card will show the number of units held in your plan account and will permit you to give instructions for voting the allocable shares those units represent. Please follow the instructions on the card. Current employees will receive an e-mail from the Bank of New York with instructions for voting by Internet or phone. As explained on the card or in the e-mail, your Internet, phone or written instructions will serve to inform Wells Fargo how to cast your vote. If you do not give timely voting instructions, Wells Fargo will vote your shares in the same proportion as the Safeco Stock Ownership Fund shares were voted. For example, suppose 70% of the shares in the fund that voted were for a proposal, and 30% of the shares were against it. If you held 100 shares through the fund and didn’t vote, your shares would be voted 70 in favor and 30 against the proposal.

Other parts of this Questions and Answers section refer to registered shareholders and beneficial shareholders. For purposes of these Questions and Answers, Safeco Stock Ownership Fund participants should refer to the instructions for registered shareholders.

How can I change or revoke my vote?    If you are a registered shareholder, you can revoke your proxy or change your vote in one of these ways:

(1)	If you voted by Internet or phone, by casting a new vote by the method you used previously no less than 48 hours before the meeting;

(2)	If you voted by proxy card, by delivering another proxy card dated after your prior proxy card no less than 48 hours before the meeting;

(3)	Regardless of the method you used to cast your previous vote, by attending the meeting and voting in person; and

(4)	Regardless of the method you used to cast your vote, by delivering a written notice of revocation of your vote no less than 48 hours before the meeting to the Secretary of Safeco at Safeco Plaza, Seattle, Washington 98185.

If you are a beneficial shareholder, you should contact the institution that holds your shares directly to change your vote.

What is the quorum requirement?    No proposal may be acted on unless we establish a quorum at our meeting. To establish a quorum, we need to have represented at the meeting, either in person or by proxy, at least a majority of our outstanding shares as of the record date.

What is the vote required to pass a proposal?    Once a quorum is present, under Washington State law, the director candidates, of which there are six, who receive the six highest numbers of votes cast will be elected. For Proposal 2 (the ratification of accountants) to pass, Washington law requires that the proposal must receive more votes in favor of it than against it.

How are abstentions counted?    If you affirmatively abstain from voting on a proposal, your vote will not count as a vote cast, but the abstention will be represented at the meeting and will count toward establishing a quorum.

If you are a registered shareholder and you do not vote, your shares will not be represented at the meeting and will not affect the outcome of our proposals. If you are a registered shareholder and return a blank but signed proxy card, your shares will be voted in the manner recommended by the Board of Directors, which is for Proposals 1 and 2. This will generally also be the case for beneficial shareholders, as explained in more detail in the following Question and Answer.

What are broker non-votes, and how are they counted?    If you are a beneficial shareholder and do not vote (that is, you do not give voting instructions to your broker), your broker may have discretionary authority to vote your shares for you on certain proposals that are considered routine matters. When a broker votes a client’s shares on some but not all of the proposals, the missing votes are called broker non-votes. If broker non-votes occur at our meeting, the shares in this category will count toward the establishment of a quorum, but the broker non-votes will have no effect on the outcome of those proposals on which the broker does not or cannot vote. For beneficial shareholders who do not vote, brokers have discretionary authority to vote and generally vote in the manner recommended by the Board of Directors, which is for Proposals 1 and 2.

Are the proxy statement and annual report available online?    Yes. This proxy statement and our annual report for 2005 are available at www.safeco.com/ar.

How can I request electronic delivery of my proxy materials?    If you are a registered shareholder, you may elect to receive future proxy materials electronically in any of the following ways:

•	When you vote online;

•	When you vote by phone;

•	By e-mailing The Bank of New York, our transfer agent, at shareowners@bankofny.com; or

•	By checking the appropriate box on your proxy card.

If you request electronic delivery, and you are a registered shareholder, you will receive a proxy card by mail that will show you the Internet link to use for viewing our proxy statement and annual report online.

If you are a beneficial shareholder, please contact your bank, broker or other institution through which you hold your shares to request electronic delivery, or if available, follow the instructions on your voting instruction form.

If I request electronic delivery, may I still get paper copies?    Yes. Paper copies of our annual report and proxy statement are available to you on request. Registered shareholders may request paper copies by calling The Bank of New York at (800) 524-4458 or by contacting our Investor Relations department by e-mail at ir@safeco.com or by phone at (877) 947-7232 and selecting option “5” to speak with a representative. Beneficial shareholders (those who hold their shares through a bank, broker or other institution) may contact that institution to request paper copies of our proxy materials, or contact our Investor Relations department.

We used to get multiple copies of these materials, but now we only get one. Why?    If you and others at your mailing address hold stock through a bank, broker or other institution, you were probably notified that your household would start receiving only one annual report and proxy statement for each company whose stock you hold that way. This practice is known as “householding.” Its purpose is to reduce the volume of duplicate information you receive and to reduce associated printing and postage costs. Unless you responded that you did not want to participate in householding, your household will receive a single copy of the proxy statement and annual report, accompanied by separate voting instruction forms for each shareholder. If you want to receive multiple household copies in the future, please contact the bank, broker or other institution through which you hold your shares.

I’m a registered shareholder—may I request householding?    No. Based on our analysis, the number of registered shareholders who are eligible for householding does not justify the expense of administering a householding program at this time. Safeco performs this analysis annually and will let you know of any changes to this policy.

Who is soliciting my voting proxy, and who is paying for this?    The Board of Directors is soliciting your proxy on behalf of Safeco, and Safeco is paying all expenses of soliciting proxies for this meeting. We have retained Georgeson Shareholder Communications Inc., of New York, N.Y., to help us solicit proxies personally or by mail, phone or Internet. We anticipate the cost for this service will be $6,500 plus reasonable out-of-pocket expenses. We will also reimburse banks, brokers and similar institutions for reasonable expenses incurred in forwarding proxy solicitation materials to beneficial shareholders. Safeco management expects to solicit proxies only through the mail, but if proxies are not received promptly, our employees also may solicit proxies personally or by mail, phone or Internet.

Proposal 1:  Election of Directors

Safeco’s Board of Directors consists of ten directors. For election purposes, the board is divided into three classes. Each class serves a different three-year term, such that one of the three classes stands for election each year. Our bylaws state that each class must consist, as nearly as possible, of one-third of the total number of directors. Subsequent to our 2005 shareholder meeting, we named three new directors: Peter Currie, Maria Eitel, and Paula Rosput Reynolds. In 2006, Class II is up for election, including Mr. Currie. Ms. Eitel and Ms. Reynolds were assigned to Class III, which will be up for election in 2007. Under Washington law, the terms of directors who are appointed to fill vacancies during the year expire at the next shareholder meeting at which directors are elected.

Accordingly, at our 2006 annual meeting, shareholders will vote on four nominees, including Mr. Currie, to serve a three-year term as Class II directors. If elected, their term will end at the 2009 annual meeting, or later, if more time is necessary to elect and qualify their successors. Also at our 2006 annual meeting, shareholders will vote on two nominees, Ms. Eitel and Ms. Reynolds, to serve a one-year term as Class III directors. If elected, their term will end at the 2007 annual meeting, or later, if more time is necessary to elect and qualify their successors. Under our Restated Articles of Incorporation, a shareholder may vote each share held for each director position only once per election; in other words, the Articles do not provide for cumulative voting.

2006 Nominees for Director

Class II Term If Elected: Through 2009 Annual Meeting

Joshua Green III, 69, has been one of our directors since 1981. Mr. Green is Chairman and Chief Executive Officer of the Joshua Green Corporation, a family investment firm, and Chairman of its wholly-owned subsidiary, Sage Manufacturing Corporation, a manufacturing company.

Peter L.S. Currie, 49, joined our Board of Directors in July 2005. Mr. Currie is president of Currie Capital LLC, a private investment firm. Previously he was a managing member of General Atlantic LLC, a worldwide private equity investment company where he continues to serve as special advisor. Before joining General Atlantic, Mr. Currie was a partner and co-founder of The Barksdale Group, an early-stage venture capital firm. Mr. Currie also served as executive vice president and chief administrative officer of Netscape Communications and executive vice president and chief financial officer of McCaw Cellular Communications, Inc. Mr. Currie serves on the board of C-Net Networks, Inc., and he is a charter trustee of Phillips Academy.

William G. Reed, Jr., 67, has been one of our directors since 1974 and served as our Lead Director from May 2000 until the 2004 annual meeting. Mr. Reed was Chairman of the Board of Directors of Safeco from January 30, 2001 until January 1, 2003, and served as our Acting Chairman and Acting Chief Executive Officer for a one-month period from January 1, 2001 through January 30, 2001. Mr. Reed was the Chairman of Simpson Investment Company, a private forest products holding company, until his retirement in 1996. He is also a director of PACCAR Inc., a truck manufacturing company, and Washington Mutual, Inc., a financial services company, and its subsidiary, Washington Mutual Bank.

Judith M. Runstad, 61, has been one of our directors since 1990. Mrs. Runstad has been Of Counsel to the Seattle law firm Foster Pepper PLLC since 1998 and was a Partner with that firm from 1978 to 1998. She is also a director of Wells Fargo & Company, a diversified financial services company, and Potlatch Corporation, a real estate investment trust.

Class III Term if Elected: Through 2007 Annual Meeting

Maria S. Eitel, 43, joined our Board of Directors in August 2005. She has been president of the Nike Foundation and corporate advisor to Nike Inc., since 2004. From 1998 through 2004, Ms. Eitel served as Nike Inc.’s vice president for Corporate Responsibility. Before joining Nike, Eitel was senior manager of Microsoft Corporation’s European Corporate Affairs Group. She previously held positions in public affairs, communications and media affairs at the Corporation for Public Broadcasting, MCI Communications Corp., and the White House.

Paula Rosput Reynolds, 49, was appointed Safeco Corporation’s president, chief executive officer and a director of the company effective January 1, 2006. Previously Ms. Reynolds was chairman, president and chief executive officer of AGL Resources, an Atlanta-based energy services holding company that includes six natural gas utility companies, wholesale services and energy investments. Appointed as AGL Resources’ CEO in August 2000 and as its chairman in February 2002, she previously served as president of one of AGL Resources’ principal subsidiaries, Atlanta Gas Light Company, from 1998-2000. Ms. Reynolds earlier served as president and CEO of Houston-based Duke Energy North America, which operated power-generating facilities across the United States, and as senior vice president of Pacific Gas Transmission Company. Ms. Reynolds also serves on the boards of directors of Coca-Cola Enterprises and Delta Air Lines.

The Board of Directors unanimously recommends that you vote “FOR” each of the above Class II and Class III director nominees.

Continuing Directors

Class I—Term Expires at 2008 Annual Meeting

Joseph W. Brown, 57, has been one of our directors since 2001 and was named non-executive Chairman of the Board effective January 1, 2006. Mr. Brown has served as Chairman of MBIA Inc., a financial services company, since 1999, and served as MBIA’s Chief Executive Officer from 1999 to May 2004. Before that, he was Chairman, President and Chief Executive Officer of Talegen Holdings, Inc., formerly the insurance holdings operation of Xerox Corporation, from 1992 through 1998. Before joining Talegen, Mr. Brown was President and Chief Executive Officer of Fireman’s Fund Insurance Company.

Kerry Killinger, 56, has been one of our directors since January 2003. He is the Chairman and Chief Executive Officer of Washington Mutual, Inc., a financial services company, and served as that company’s Chairman, President and Chief Executive Officer from 1991 through January 2005. He began serving as the President and as a director of that company in 1988, as its Chief Executive Officer in 1990, and as its Chairman of the Board of Directors in 1991.

Gary S. Locke, 56, joined our Board of Directors in February 2005. Mr. Locke is a Partner at the Seattle law firm of Davis Wright Tremaine LLP. Mr. Locke served as the Governor of Washington State from 1997 to 2005. From 1994 to 1997 he served as the chief executive of King County in Washington State. He was elected to the Washington State House of Representatives in 1982, where he served on the House Judiciary and Appropriations Committees, in his final five years as chair of the House Appropriations Committee.

Class III—Term Expires at 2007 Annual Meeting

Robert S. Cline, 68, has been one of our directors since 1992. Mr. Cline was Chairman of the Board of Directors and Chief Executive Officer of Airborne, Inc., an air freight carrier, from 1984 until his retirement in May 2002. He is also a director of Esterline Technologies Corp., an aerospace technology company.

Proposal 2:  Ratification of Appointment of

Independent Registered Public Accounting Firm

Our Audit Committee is responsible for the appointment, termination, compensation and oversight of the audit work of our independent registered public accounting firm, which serves as our independent auditor. The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2006. Ernst & Young LLP also served as our accounting firm for 2005.

We are not required to submit to a vote of the shareholders for ratification our selection of independent registered public accounting firm, but the Audit Committee recommends that the board submit this matter to shareholders as a matter of good corporate practice. If the shareholders fail to ratify selection of Ernst & Young LLP as our independent registered public accounting firm, the Audit Committee will reconsider whether to retain the firm. The Audit Committee may then retain Ernst & Young LLP or another firm without re-submitting this matter to a shareholder vote. Even if the shareholders ratify Ernst & Young LLP’s appointment, the Audit Committee may, in its discretion, select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Safeco and its shareholders.

A representative of Ernst & Young LLP will be at the annual meeting and will have an opportunity to make a statement and to respond to appropriate questions.

The Board of Directors unanimously recommends that you vote “FOR” ratification of Ernst & Young LLP’s appointment as our independent registered public accounting firm.

Security Ownership of Directors and Executive Officers

Here is information as of February 28, 2006, regarding the beneficial ownership of Safeco common stock and phantom stock units by our directors, our Chief Executive Officer, our former Chief Executive Officer, and our four other most highly compensated executive officers for 2005, and all of our directors and executive officers as a group.

Name	Number of Shares Beneficially Owned and Nature of Beneficial Ownership(1)	Number of Shares Acquirable Within 60 Days(2)	Number of Stock Units Held(3)	Percent of Class
Joseph W. Brown	10,000	4,000	6,938	*
Robert S. Cline	7,000	8,000	38	*
Peter L.S. Currie	0	0	0	*
Maria S. Eitel	0	0	0	*
Joshua Green III(4)	2,547,432	8,000	4,296	2.10%
G. Thompson Hutton**	0	0	708	*
Kerry Killinger	0	0	4,216	*
Michael E. LaRocco	37,380	128,835	2,955	*
Dale E. Lauer	16,899	92,499	10,681	*
Gary S. Locke	0	0	107	*
Michael S. McGavick***	110,611	1,126,492	0	1.01%
Christine B. Mead***	10,596	0	0	*
William G. Reed, Jr.(5)	175,749	0	0	*
Paula Rosput Reynolds	0	0	0	*
Judith M. Runstad	14,000	8,000	0	*
Yomtov Senegor	46,565	152,700	0	*
All directors and executive officers as a group as of February 28, 2006 (24 persons; does not include McGavick*** or Mead***)	2,910,137	563,138	33,098	2.85%

*	Total beneficial ownership of our outstanding common stock (including shares subject to stock options that may be exercised within 60 days) is less than 1%.

**	Mr. Hutton resigned from the Board of Directors effective March 15, 2006.

***	Mr. McGavick and Ms. Mead resigned as executive officers of Safeco effective December 31, 2005.

(1)	These numbers include shares allocated to executives’ accounts under the 401(k)/Profit Sharing Retirement Plan’s Safeco Stock Ownership Fund. Share numbers do not include RSR holdings that have not yet settled, including directors’ annual grants of 2,500 RSRs, which settle upon retirement, as described in more detail under “Compensation of Directors” on page 18.

(2)	Shares that may be purchased within 60 days by exercise of options granted under Safeco’s Long-Term Incentive Plan of 1997, as amended and restated February 2, 2005 (the LTIP) and the Safeco Incentive Plan of 1987.

(3)

These numbers represent share equivalents to phantom stock units acquired under Safeco’s Deferred Compensation and Supplemental Benefit Plan for Executives and Safeco’s Deferred Compensation Plan for Directors. All non-employee directors may choose to defer all or part of their cash compensation into a phantom stock fund and other measurement funds that track our 401(k) plan investments. Our executive officers may choose to defer all or part of their cash compensation and payments in settlement of rights granted under Safeco’s LTIP into the phantom stock fund.

(4)	Represents 2,546,832 shares owned by the Joshua Green Corporation, a corporation in which Mr. Green has a substantial interest and with respect to which Mr. Green exercises voting and investment power, and 600 shares owned by his spouse.

(5)	Includes 7,772 shares owned by Mr. Reed’s spouse and 5,000 shares owned by a charitable foundation for which Mr. Reed has sole voting and investment power. Mr. Reed disclaims any beneficial interest in the shares owned by the charitable foundation.

Principal Holders of Our Common Stock

Here is the stock ownership of those shareholders who own more than 5% of our outstanding common stock as of December 31, 2005:

Name/Address	Number of Shares Beneficially Owned	Percent of Shares Outstanding
Dodge & Cox, Inc. 555 California Street, 40th Fl. San Francisco, CA 94104	9,827,767	8.0%

The information about Dodge & Cox is based on a Schedule 13G that firm filed on February 3, 2006. Dodge & Cox, Inc., reports that at December 31, 2005, it had sole dispositive power with respect to 9,827,767 shares of our common stock. It also reports it had sole voting power with respect to 9,218,267 shares of our common stock and shared voting power with respect to 106,400 shares of our common stock.

Section 16 Beneficial Ownership Reporting Compliance

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and certain officers of Safeco must report to the Securities and Exchange Commission (SEC) their holdings and transactions in our common stock. To our knowledge, all persons subject to these reporting requirements filed their Section 16 reports on time during 2005.

Corporate Governance Practices

Safeco is strongly committed to good corporate governance policies and practices. Our Corporate Governance Guidelines and the charters of our board committees are publicly available at www.safeco.com/governance. We describe our principal corporate governance practices and policies below.

Size and Composition of the Board of Directors

Our bylaws provide that the number of directors will be set from time to time by resolution of the Board of Directors. Our board presently has ten members, all of whom, except Paula Rosput Reynolds, qualify as “independent” as such term is defined in Nasdaq’s listing standards and our own director independence policy. Ms. Reynolds does not qualify as independent because she is employed by Safeco, serving as our President and CEO. On February 1, 2006, our board reviewed the employment, business, charitable and other relationships we have with our directors (including relationships discussed under “Certain Relationships and Related Transactions” on page 37) and affirmatively determined that there were no relationships between us and any non-employee director that would compromise such director’s independence.

One responsibility of the Nominating/Governance Committee is to review the qualifications of board candidates and to review the board’s composition overall. This review includes an assessment of our directors’ independence and the diversity, age, skills and experience of each director in the context of the board as a whole. The Nominating/Governance Committee selects nominees for board membership in accordance with established policies and principles and recommends those nominees to the full board for approval. More on the director nomination process can be found starting at page 13 under “Nominating/Governance Committee and Director Nominations.”

Director Responsibilities

A director’s basic responsibility is to discharge his or her duties to Safeco in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances, and in a manner that person reasonably believes to be in the best interests of Safeco.

Lead Director Responsibilities (assumed by our Non-Executive Chairman)

Our Lead Director during 2005 was Robert S. Cline, who served in that position since our 2004 annual meeting. Effective January 1, 2006, Mr. Cline stepped down as Lead Director, and Joseph W. Brown became our non-executive Chairman of the Board. As non-executive Chairman, Mr. Brown also assumed the duties of the Lead Director position. These duties include:

•	Helping set the board’s agenda and meeting schedules;

•	Presiding over the board’s executive sessions (sessions attended only by non-employee directors) and board or shareholder meetings;

•	Acting as liaison to the independent directors;

•	Consulting with the Nominating/Governance Committee chair on governance matters;

•	Consulting with the Compensation Committee chair on matters relating to the Chief Executive Officer;

•	Serving as a point of contact for the company’s senior officers; and

•	Monitoring our shareholder communications processes, which are described in more detail below.

Board Meetings and Agenda

All of our directors are expected to attend board meetings and meetings of the committees on which they serve, and to spend the time necessary to properly discharge their responsibilities as directors. Any director may suggest items for meeting agendas and may raise other topics for consideration at any regularly scheduled meeting. The board reviews Safeco’s long-term strategic plans at least annually.

Director Retirement

The board has not established term limits for directors, but has established a director retirement age of 72. When a director’s principal occupation or business association changes substantially during his or her tenure as a director, other than due to normal retirement, that director is expected to offer to resign from the board. The Nominating/Governance Committee recommends to the board the action, if any, to be taken. In such circumstances, the board may or may not accept the offer of resignation.

Director Compensation

The Nominating/Governance Committee reviews the compensation of directors annually. The board’s policy is that the level and type of director compensation be competitive with that paid to directors on boards of similarly sized and situated corporations. Details about our directors’ compensation for 2005 and 2006 are given on page 18.

CEO Compensation and Management Succession

The Compensation Committee conducts an annual performance review of the Chief Executive Officer and oversees the evaluation process of the other executive officers. The CEO’s evaluation is based on both qualitative and quantitative factors, including actual performance of the business and fulfillment of business and financial goals. The Compensation Committee also oversees the management succession planning process.

Executive Sessions of Independent Directors

Independent directors meet in executive sessions on a regular basis with the lead director or non-executive Chairman presiding over each session.

Shareholder Communications with Independent Directors

Our Chief Executive Officer, together with other senior management, is responsible for speaking on Safeco’s behalf, including establishing effective communications with our constituents, including our shareholders. One of the responsibilities of the non-executive Chairman is serving as a point of contact for shareholder concerns. We have established the shareholder communication methods described below to enable shareholders to communicate with our independent directors as a whole or our non-executive Chairman individually.

•	E-mail. Shareholders may send correspondence to Safeco’s shareholder communications e-mail box at shacom@safeco.com.

•	Mail. Shareholders may write to:

Shareholder Communications with Independent Directors
c/o Safeco Corporation
Safeco Plaza, T-18
Seattle, WA 98185

Our non-executive Chairman of the Board monitors communications received by mail or e-mail, forwarding them to the appropriate committee or non-management directors and facilitating an appropriate response. In 2005, there were no such shareholder communications.

Safeco does not have a policy regarding director attendance at our annual shareholders’ meeting, but all of our directors attended the meeting in 2005.

Audit, Compensation and Nominating/Governance Committees

The Audit, Compensation and Nominating/Governance Committees consist solely of directors who are not employees or former employees of Safeco and who qualify as “independent” under Nasdaq’s listing standards and our own director independence policy. Committee members are recommended by the Nominating/Governance Committee and appointed by the board of directors. The board’s policy is that the chair of each committee should rotate at least every five years. The charter for each committee details the responsibilities and powers of the committee. These charters can be found at www.safeco.com/governance. Each committee’s charter provides that it will meet at least four times per year, and more often as necessary. The notice, agenda and materials for each committee are available to all of our directors, and all directors are welcome to observe any of these committees’ meetings.

Other Board Memberships

The Nominating/Governance Committee assesses whether any director or director candidate has sufficient time to devote to the substantial duties and responsibilities required of our directors. Generally, directors should not serve on more than three other public company boards. Audit Committee members may not serve on more than two other public company audit committees. When Safeco directors are invited to serve on another public company board, they must advise our Chairman and the Nominating/Governance Committee chair before accepting the invitation.

Board Performance Evaluation and Continuing Education

The board and each committee undergo an annual self-evaluation process. The goal of this process is to increase the effectiveness of the board. New directors receive an orientation, and incumbent directors attend continuing education programs.

Code of Business and Financial Conduct and Ethics

All of our directors, officers and employees must adhere to our Code of Business and Financial Conduct and Ethics, which is publicly available at www.safeco.com/governance. This code reflects our long-standing commitment to honest and ethical conduct. The code addresses a number of topics, but is designed primarily to promote:

•	Ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in the reports and documents we file with the SEC and in our other public communications;

•	Compliance with applicable laws, rules and regulations;

•	Prompt internal reporting of violations of the code; and

•	Accountability for adherence to the ethical standards set forth in the code.

Avenues for Reporting Complaints or Concerns

We encourage and expect our employees to report any illegal or unethical behavior, including any possible violation of our code of ethics, conflict of interest, non-compliance with law, fraud, or issue regarding accounting, internal accounting controls, auditing, or related matters. We provide numerous avenues for employees to report or discuss such matters, including:

•	Discussing the matter with an immediate manager;

•	Discussing the matter with a local Human Resources manager;

•	Reporting a concern via e-mail through our ethics mailbox;

•	Calling our internal employee hotline (anonymously, if preferred);

•	Calling an independent organizational consultant (anonymously, if preferred); or

•	Calling our external ethics hotline (anonymously, if preferred).

Our Chief Legal Officer and Chief Business Services Officer also make themselves available directly for such reports or inquiries. We strictly prohibit any form of retaliation against employees for good faith reports of actual or suspected misconduct.

Board Attendance and Board Committees

Our Board of Directors met 10 times during 2005. During the year, all of our directors attended 75% or more of the board meetings and meetings of the committees on which they served.

Our board has four standing committees: Finance, Audit, Compensation, and Nominating/Governance. The Finance Committee has general oversight and supervision over Safeco’s finances, investments and major acquisitions and divestitures. You can read more about the functions of the Audit Committee starting on page 14, the Compensation Committee starting on page 19, and the Nominating/Governance Committee below.

Here is a table showing which directors presently serve on each committee and how many times the committees met in 2005.

Name	Audit	Compensation	Finance	Nominating/ Governance
Joseph W. Brown, Chairman of the Board
Robert S. Cline	X*	X	X
Peter L.S. Currie	X		X
Maria S. Eitel		X		X
Joshua Green III	X		X	X
Kerry Killinger		X*	X
Gary Locke	X
Paula Rosput Reynolds			X
William G. Reed, Jr.		X	X*	X
Judith M. Runstad			X
Total Meetings in 2005	9	5	4	4

*	Committee Chair. The directors will consider appointment of a Nominating/Governance Committee chair at their May meeting.

Nominating/Governance Committee and Director Nominations

The members of our Nominating/Governance Committee are “independent” under Nasdaq’s listing standards and our own director independence policy. As set forth in more detail in its charter, posted at www.safeco.com/governance, this committee’s responsibilities include:

•	Identifying qualified director candidates;

•	Recommending nominees for our board committees;

•	Overseeing the board’s self-evaluation process;

•	Reviewing and overseeing our corporate governance practices and policies;

•	Reviewing our charitable contribution budget and the strategic direction of our community relations;

•	Reviewing director compensation; and

•	Reviewing our directors’ and officers’ insurance policy.

One of the most important functions of the committee is to identify qualified director candidates. The committee has established written procedures for selecting such candidates for recommendation to the board. These procedures, which apply both to candidates identified by the committee and to candidates recommended by shareholders, are described below.

The committee reviews the composition and needs of the board annually. If there is a vacancy on the board, the committee determines whether a search firm should be hired, and if one is hired, provides parameters for the search. The committee also asks current directors and executive officers for recommendations for director candidates. The committee has the sole authority to evaluate potential candidates’ qualifications and to recommend candidates to the board for nomination.

The minimum qualifications for serving as a Safeco director are twofold. First, each candidate must have an impeccable record of, and reputation for, honest and ethical conduct in his or her professional and personal activities. Second, the candidate must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the board’s oversight of Safeco’s business and affairs. Specific qualifications the committee considers include:

•	Independence;

•	Diversity;

•	Age;

•	Skills;

•	Experience in the context of the make-up of the board and its committees; and

•	The capacity and desire to represent the interests of our shareholders as a whole and not primarily any special interest group or constituency.

Once a potential candidate is identified, the committee collects and reviews publicly available information about the individual to assess whether further consideration is warranted. If further consideration is warranted, the chair or another committee member will contact the person. Generally, if he or she expresses a willingness to be considered and to serve on the board, the committee will request additional information from the person, review his or her accomplishments and qualifications further and with consideration of those of any other candidate the committee may be considering, and conduct one or more interviews with the person. Committee members may contact references provided by the candidate as well as members of the business community or others with first-hand knowledge of the person’s accomplishments and character. A background check on the individual is generally conducted through an outside investigation firm.

Shareholders who wish to recommend a potential board candidate to the committee may do so by sending the following information to the Nominating/Governance Committee Chair, c/o Safeco Corporation, Secretary, Safeco Plaza, Seattle, Washington 98185:

•	The name of the candidate and a brief biographical description and résumé;

•	The candidate’s contact information and documentation of his or her willingness to be nominated and, if elected, to serve;

•	A description of any relationships the candidate has with Safeco;

•	The submitting shareholder’s address and telephone number; and

•	A signed declaration of the shareholder’s current status as a shareholder and the number of shares currently held.

No candidates for director nominations were submitted to the committee by any shareholder in connection with the 2006 annual meeting. Any shareholder desiring to nominate a candidate for consideration by the committee in connection with our 2007 annual meeting must do so before February 1, 2007 to provide adequate time to consider the candidate and comply with our nomination procedures and our bylaws.

This year’s director slate includes three directors who were appointed by the board in 2005 and have not previously been elected by the shareholders: Peter L.S. Currie, Maria S. Eitel and Paula Rosput Reynolds. The board appointed each of these directors upon recommendation of the Nominating/Governance Committee. A non-management director recommended the first two candidates to the committee. Ms. Reynolds was identified by an executive search firm retained by the baord.

Audit Committee Report

Overview

Our committee has four members and each is, in the judgment of the Board, an “independent director” as defined in Nasdaq’s listing standards and the SEC rules. The audit committee financial experts are Robert S. Cline, chair, and Peter L.S. Currie.

How We Operate

We operate under a written charter that we filed with the 2004 proxy statement, and no material changes have been made since that time. A copy of our charter is on our website at www.safeco.com/governance. We annually review our charter and recommend modifications to the full board for approval. To ensure we have sufficient time to meet our committee responsibilities, we have included in our governance guidelines that Audit Committee members may not serve on more than two other public company audit committees.

Safeco has a full-time internal audit department that provides objective assessments and advice to improve Safeco’s internal controls and processes with respect to its operational, compliance and financial activities. We hear regular reports from Safeco’s head of internal audit regarding the activities of this organization.

Safeco’s management is responsible for overseeing and evaluating the effectiveness and quality of the company’s system of internal controls relating to the reliability and integrity of our financial information. We regularly hear reports from management regarding the testing and effectiveness of Safeco’s internal controls, whether there are any significant control deficiencies and if so, how they are being remediated.

We have an annual agenda of topics, by meeting, that includes, among other items, reviewing Safeco’s financial statements, earnings releases, internal controls, auditing matters and compliance programs. We have the authority to engage our own outside advisors as necessary to perform the duties required under our charter.

Our Responsibilities

We, as members of Safeco’s Audit Committee, assist the board in fulfilling its responsibility to (i) oversee Safeco’s accounting and financial reporting process including its disclosure controls and procedures and its system of internal control over financial reporting; (ii) monitor the independence and performance of our independent registered public accounting firm (Ernst & Young LLP) and internal auditors; (iii) provide an avenue of free and open communication among the independent registered public accounting firm, internal auditors, management and the board; and (iv) oversee Safeco’s approach to business ethics and compliance with the law. We also pre-approve related party transactions, if any, between the company and any of its officers and directors. We meet whenever necessary to fulfill our responsibilities, and in 2005 we met nine times.

We are responsible for the retention and oversight of our independent registered public accounting firm and have established policies and procedures for the pre-approval of all our independent registered public accounting firm’s services. These policies and procedures require pre-approval of all audit and permitted non-audit services performed by our independent registered public accounting firm, and all such services were pre-approved in accordance with this policy in 2005. We may delegate administration of this pre-approval process to one or more committee members, but non-audit services pre-approved by a committee member must be ratified by the full committee at its next meeting. This policy also requires regular rotation of the lead and concurring audit partners and limits our hiring of former audit firm personnel as Safeco employees. We also periodically consider whether, in order to assure continuing auditor independence, there should be a rotation of the audit firm.

Management completed its annual documentation, testing and evaluation of Safeco’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Our committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP. At the conclusion of the process, management provided us with a report on the effectiveness of Safeco’s internal control over financial reporting. We also reviewed the report of management contained in Safeco’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as well as Ernst & Young LLP’s Reports of Independent Registered Public Accounting Firm (included in Safeco’s Annual Report). These reports relate to Ernst & Young LLP’s audits of (i) the consolidated financial statements, (ii) management’s assessment of the effectiveness of Safeco’s internal control over financial reporting and (iii) the effectiveness of Safeco’s internal control over financial reporting. We continue to oversee Safeco’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2006.

In performing our obligations as Audit Committee members, we provide significant oversight; however, management is responsible for the preparation, presentation and integrity of Safeco’s financial statements, accounting, system of internal controls and procedures designed to assure compliance with accounting standards, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting in accordance with Public Company Accounting Oversight Board requirements and generally accepted auditing standards.

We also oversee Safeco’s internal compliance programs. In this regard, we oversee Safeco’s centralized compliance reporting process. In addition, we have established a procedure for the receipt, retention and treatment of complaints received by Safeco regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

In connection with Safeco’s consolidated financial statements for the year ended December 31, 2005, we have:

•	Reviewed and discussed Safeco’s audit and the audited consolidated financial statements for 2005 with management and the independent registered public accounting firm, including a report by the independent registered public accounting firm regarding: (i) the critical accounting policies and practices used by Safeco; (ii) alternative accounting treatments within generally accepted accounting principles, including the ramifications of the use of alternative treatments and the treatment preferred by our independent registered public accounting firm; (iii) internal control over financial reporting; and (iv) other material written communications between our independent registered public accounting firm and management, including any management letter provided by our registered public accounting firm and our response to that letter and a review of any difficulties the registered public accounting firm encountered in the course of their audit work and management’s response;

•	Discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with United States generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of Safeco’s accounting principles and such other matters as are required to be discussed with us under generally accepted auditing standards (including Statement on Auditing Standards Nos. 61 and 90, rules of the Securities and Exchange Commission, and other professional standards);

•	Received written disclosures and a letter from the independent registered public accounting firm as required by Independence Standards Board Standard No. 1 and discussed with Ernst & Young LLP its independence; and

•	Based on the reviews and discussions described above, recommended to the Board of Directors that Safeco include its audited consolidated financial statements for the year ended December 31, 2005 in Safeco’s Annual Report on Form 10-K.

The Audit Committee:

Robert S. Cline, Chair

Peter L.S. Currie

Joshua Green III

Gary S. Locke

Independent Registered Public Accounting Firm’s Fees and Services

In connection with the audit of the 2005 financial statements, our Audit Committee entered into an engagement agreement with Ernst & Young LLP that sets forth the terms of Ernst & Young LLP’s audit engagement. That agreement is subject to alternative dispute resolution procedures and a mutual exclusion of punitive damages.

The following table shows the fees Safeco paid or accrued for audit and other services provided by Ernst & Young LLP for the years ended December 31, 2005 and 2004:

	2005	2004
Audit Fees	$3,215,000	$3,375,000
Audit-Related Fees	$318,000	$885,000
Tax Fees	—	—
All Other Fees	—	—
Total	$3,533,000	$4,260,000

Audit Fees.    Audit fees for 2004 and 2005 consist of the fees paid to Ernst & Young LLP for professional services for the audit of our annual consolidated financial statements, review of quarterly consolidated financial statements, audit of annual statutory statements, and services that generally only the independent auditor can reasonably be expected to provide in connection with statutory and regulatory filings or engagements. These fees also relate to work performed in connection with Ernst & Young LLP’s audit of our internal control over financial reporting.

Audit-Related Fees.    Audit-related fees for 2004 were paid in connection with an audit performed as of June 30, 2004 with respect to the sale of our Life and Investments operations. Audit-related fees for 2005 and 2004 were incurred for employee benefit plan audits and a SAS 70 Type II audit conducted on behalf of one of our subsidiaries in 2005. We also paid $10,000 for a subscription to Ernst & Young LLP’s online global accounting and auditing information tool in 2004 and 2005.

Tax Fees.    No tax fees were incurred in 2004 or 2005.

All Other Fees.    Ernst & Young LLP did not provide any professional services in the “All Other Fees” category for either year.

Our Audit Committee concluded that the provision of the services listed above was compatible with maintaining the independence of Ernst & Young LLP and has retained Ernst & Young LLP to perform our 2006 audit.

Compensation of Directors

We structure our director pay to attract and retain qualified individuals. We pay a portion of director compensation in restricted stock rights (RSRs) to align the interests of directors with the interests of our shareholders. We do not pay our CEO for serving as a director; executive compensation is described starting on page 19. Here’s how we pay our non-employee directors for their board and committee work:

Annual Board Retainer	$36,000
Annual Non-Executive Chairman Retainer (2006)	$100,000
Annual Lead Director Retainer (2005)	$50,000
Annual Committee Chair Retainer (other than Audit Committee)	$4,000
Annual Audit Committee Chair Retainer	$8,000
Meeting Fees
• Board Meeting	$1,500
• Committee Meeting	$1,000
Annual RSR Grants (number of shares)	2,500

Directors’ Compensation Earned in 2005.    The following table is a summary of the compensation earned in 2005 for each non-employee director presently serving on our board.

	Retainer and Meeting Fees ($)	RSR Awards ($)(1)	Total Compensation ($) (2)
Brown, Joseph W.	70,500	133,075	203,575
Cline, Robert(3)	135,000	133,075	268,075
Currie, Peter L.S.(4)	38,500	0	38,500
Eitel, Maria(5)	29,500	0	29,500
Green, Joshua III	76,000	133,075	209,075
Killinger, Kerry	53,500	133,075	186,575
Locke, Gary F.	65,500	133,075	198,575
Reed, W. Gary Jr.	60,000	133,075	193,075
Runstad, Judith	52,500	133,075	185,575

(1)	Value of RSRs was determined by multiplying the number of shares granted (2,500) by $53.23, the closing stock price on the date of the grant, May 4, 2005.

(2)	Value does not include dividends or dividend equivalents that accrue on the directors’ RSR or common stock holdings.

(3)	Includes Lead Director fee of $50,000.

(4)	Appointed to the Board on July 15, 2005.

(5)	Appointed to the Board on August 11, 2005.

Our director compensation differs in 2006 from 2005 because this year we have a non-executive Chairman. Joseph Brown was appointed to this position effective January 1, 2006. This position incorporates the duties formerly associated with the Lead Director position. Mr. Brown’s annual retainer in consideration for his 2006 board service as non-executive Chairman is $100,000. Also in consideration of his 2006 service as non-executive Chairman, Mr. Brown will be granted 7,500 RSRs at the time of our annual shareholders’ meeting. These RSRs will settle when he retires from the board. This award to Mr. Brown is in lieu of his annual director grant of 2,500 RSRs.

Expense Reimbursement.    We provide transportation for or reimburse our non-employee directors for travel and out-of-pocket expenses incurred in connection with their services, including travel to and from Safeco headquarters as appropriate to carry out their duties. We also reimburse directors for expenses incurred to participate in continuing education programs.

RSR Grants/Ownership Requirements.    We grant RSRs to our non-employee directors under the terms of the Long-Term Incentive Plan of 1997, as amended, or LTIP. We grant the RSRs immediately following each year’s annual meeting of shareholders and they vest on the date of the next annual meeting. These RSRs, however, are not settled (in common stock, other than for purposes of deferral into the Deferred Compensation and Supplemental Benefit Plan for Executives (DCP) explained below) until the director leaves the board. Holders of the RSRs receive dividends in amounts equal to the dividends that would be paid on the same number of shares of common stock. Under our Corporate Governance Guidelines, directors are expected to own at least 10,000 shares of Safeco common stock or vested RSRs by December 31, 2008 or within five years of joining the board, whichever is later. All directors either have met this requirement or are on track to do so within the required timeframe.

Deferred Compensation Plan for Directors.    Under our Deferred Compensation Plan for Directors, non-employee directors may defer their annual retainers and meeting fees, settlements of RSRs, and dividends accrued on RSRs. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds. These measurement funds are also offered in our broad-based 401(k)/profit sharing retirement plan for employees. Information on accrued balances in the Deferred Compensation Plan for Directors may be found on page 32.

Compensation Committee Report on Executive Compensation

We, as the Compensation Committee of the Board of Directors, oversee Safeco’s compensation and benefit programs with the aim of ensuring that those programs attract, retain and engage employees to achieve superior performance and shareholder value. We annually review the Chief Executive Officer’s performance and compare it to pre-established performance goals and objectives. We review and approve compensation for executives, oversee the pay and benefit programs for employees, monitor Safeco’s efforts to achieve diversity in its workforce, and oversee senior management succession planning.

Our committee is made up of four independent directors who are not current or former employees of Safeco. We are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” within the meaning of Section 16b-3 of the Exchange Act. We operate under a written charter, posted on our website at www.safeco.com/governance. In this report we summarize the principles, program elements and other factors we considered when we made executive compensation decisions in 2005.

Approach to Compensation

We based our compensation decisions on these core principles:

Pay for Performance

We pay for performance. We want total compensation to rise above industry norms when we achieve superior performance, and conversely, we do not want our compensation practices to reward poor performance. Accordingly, for our Named Executive Officers (those listed in the Summary Compensation Table on page 27, which are our current and former CEO and our four other most highly paid executive officers for 2005), a significant portion of total compensation is tied to attaining company and individual performance goals. Generally, for our Named Executive Officers, at least 75% of total compensation, at target level performance, is tied to meeting these goals. We establish the goals at the beginning of each year and hold the executives accountable to them when awarding cash bonuses and equity compensation. Performance-based incentive compensation awarded to other key employees in the form of cash bonuses under our Leadership Performance Plan, or LPP, and in the form of equity compensation under the LTIP, are similarly based on pre-established company and individual performance goals.

For 2005, company performance goals were established for premium growth, combined ratio, operating earnings per share, and operating return on equity. Achievement in part required meeting certain performance levels relative to our industry peers. We also compare our performance generally to that of other companies in the S&P Property & Casualty Insurance Index and S&P 500 Index. On page 35, you can review a graph that compares the cumulative total return to our shareholders with returns for companies in these two indices, weighted according to each component company’s respective market capitalization.

Pay Competitively

To attract and retain top talent, we pay at levels and with types of compensation that are competitive. We compare individual target and actual compensation with data from a group of peer companies (the “Compensation Peer Group”). We believe that an appropriate compensation peer group should be made up of organizations similar to Safeco in size and lines of business and other companies with which we compete for executive talent. It should be of sufficient size to ensure that data gathered from time to time is statistically reliable. The companies in our Compensation Peer Group for 2005 were as follows:

1.      Ace USA

2.     Allianz of America/Fireman’s Fund Insurance

3.      Allmerica Financial

4.      Allstate Financial

5.      American Family Insurance

6.      American International Group

7.      Chubb Corporation

8.      CNA Financial

9.      Erie Insurance Group

10.   Farmers Insurance Group

11.   GEICO

12.   Hartford Financial

13.   Liberty Mutual

14.   Mercury General Group

15.   MetLife Property & Casualty Company

16.   Nationwide Insurance Companies

17. Ohio Casualty Insurance 18. OneBeacon Insurance Company 19. Progressive Corp 20. Sentry Insurance 21. St. Paul Travelers 22. State Farm Group 23. USAA 24. Zurich/Farmers Group

To confirm that our executive compensation continues to be competitive, we regularly review information regarding the compensation levels and practices of these and other companies that we obtain from publicly filed proxy statements and executive compensation consultants. We have authority to retain and terminate such consultants in our discretion. Towers Perrin served as the executive compensation consultant to this Committee during the period covered by this report. We retained a second executive compensation consultant to validate the conclusions of our primary consultant in connection with Mr. McGavick’s transition services agreement described on page 24.

We target base salaries for our executive officers, including the Named Executive Officers, around the median salary of the Compensation Peer Group. We target cash incentive compensation for our executive officers, including our Named Executive Officers, around the median of the Compensation Peer Group. Our equity compensation is positioned between the 50th and 75th percentile.

Link Compensation to Shareholder Interests

We link executive compensation to shareholder interests by using operating earnings per share, operating return on equity, net written premium growth, and combined ratio as performance measures for determining cash bonus amounts, and we use operating return on equity, net written premium growth and combined ratio relative to peers (over a three year period) to determine the level of equity awards. We believe these key metrics drive long-term shareholder value. Our equity compensation program also aligns our executives’ interests with shareholders’ interests through stock price appreciation, as significant amounts of equity must be retained by senior officers until retirement pursuant to the terms of our executive stock ownership policy, which is discussed in more detail below.

Maintain a Rational Incentive Program

Under our incentive guidelines, we express bonus target levels for all employees as a percentage of base salary. These target level percentages are based on data available in the marketplace. Once the targets are set, the size of the pool to fund incentive awards is based on company-wide achievement of specific financial goals. Accordingly, if the company does not meet pre-determined financial goals the performance pool will not be funded and if that occurs, other than a first year guarantee of minimum bonus offered to induce employment with Safeco, in the case of Ms. Reynolds, no Safeco employee will receive performance pay.

Elements of Compensation

Salary

Salaries for our Named Executive Officers are reviewed annually, but are not automatically increased from year to year. Instead they are adjusted when market data shows that pay rates for comparable positions have changed materially.

Incentive Compensation

Performance Incentive Compensation Plan

The incentive compensation program for our Named Executive Officers is called the Performance Incentive Compensation Plan (PIC Plan). The PIC Plan qualifies certain compensation as performance-based for purposes of Section 162(m) of the Internal Revenue Code, and both cash and stock-based compensation may be awarded under this plan. Safeco’s shareholders approved the PIC Plan at the 2005 annual meeting, and accordingly, 2005 was the first bonus year for which incentive compensation was awarded under its terms. The PIC Plan was included as an appendix to our 2005 Proxy Statement.

In general, to participate in the PIC Plan, a Named Executive Officer must be employed by Safeco or its affiliates on the last day of the bonus year.

For a participant to be considered for a bonus award under the PIC Plan, Safeco’s return on equity for the bonus year cannot be less than 8%. If the return on equity for the bonus year is less than 8%, no bonus award will be payable.

For purposes of the PIC Plan, return on equity means, for each bonus measurement period, the percentage equal to the fraction expressed as: (1) after-tax operating earnings, over (2) average total common shareholders’ equity. After-tax operating earnings means, for each bonus measurement period, Safeco’s net income from continuing operations, as reported on its income statement for the bonus measurement period, adjusted to eliminate: (1) the after-tax effects of net realized investment gains or losses; (2) the after-tax impact of any restructuring charges; and (3) the effect of significant, unusual and/or nonrecurring events. Average total common shareholders’ equity means the average of Safeco’s total common shareholders’ equity as reported on its balance sheet at the beginning and end of the bonus measurement period, each value further adjusted to eliminate after-tax unrealized appreciation or depreciation of fixed-maturity investments.

The maximum annual bonus award under the PIC Plan for any participant may not exceed $6,000,000 cash and 300,000 shares, share equivalents or a combination thereof. The PIC Plan provides that at the end of each bonus year, we must certify in writing whether the return on equity minimum performance threshold has been satisfied and if so, determine the actual amount of bonus, if any, to be awarded to each participant. Participants may defer payment of awards subject to the limitations and conditions of our Deferred Compensation and Supplemental Benefit Plan for Executives (DCP) described on page 23. We are solely responsible for setting awards under the PIC Plan. These awards are determined at the same time that all other employees eligible for incentive compensation are rewarded based on individual and company results. If the minimum return on equity threshold is met, we consider the company performance measures used for employees generally, individual performance, and market data, to determine actual bonus amounts for our Named Executive Officers. For Named Executive Officers other than the CEO, we also take into consideration recommendations by the CEO.

The Summary Compensation Table on page 27 sets forth the cash bonuses awarded for 2005 under the PIC Plan, and footnote 3 to that table details equity awarded under the PIC Plan in 2006 for 2005 performance. Equity awards under the PIC Plan for 2005 performance were in the form of RSRs, which are subject to the terms of our LTIP, described in more detail under “Equity Compensation Program,” below.

Equity Compensation Program

A shareholder-approved, stock-based incentive program has been an element of Safeco compensation since the early 1960s. The purpose of the program is to encourage selected, key employees to stay at Safeco, participate in our ownership, advance the interests of our shareholders and increase the value of our common stock. All of our executive officers participate in our stock-based incentive program.

Equity grants for employees including the Named Executive Officers are made under the terms of the LTIP in the form of performance-measure restricted stock rights (PM-RSRs), where the total number of PM-RSRs available for grant is based on a scale tied to annual company goals. The goals for 2005 were based on Safeco’s operating return on equity, net written premium growth, and (over three years) combined ratio, each weighted equally. After the end of the year, we certify results on these measures, and an award pool is formed based on results relative to the pre-established goals. No pool is formed and no grants are awarded if minimum performance standards are not met, and the potential pool size is limited by a pre-determined maximum. Grants are awarded from the pool according to each individual’s performance under his or her pre-established goals. For Named Executive Officers, PM-RSR awards are not made unless the return on equity goal established by the PIC Plan is achieved. This goal was met for 2005, and we determined in our discretion to award PM-RSRs to the Named Executive Officers, based on such officers’ individual performance, market data, the size of the pool and the relative size of others’ awards, as well as the company performance factors described above.

Once awarded, PM-RSR grants are subject to time-based vesting to create an incentive to stay with the company. They typically vest and are settled in 25% increments in the month of February in the first, second, third and fourth year following the grant date. Holders of PM-RSRs receive, at their election, either the specified number of shares of common stock or cash equal to the closing market price of that number of shares on the vesting date. Before vesting, holders of PM-RSRs receive dividends in amounts equivalent to the dividends that would be paid on the same number of shares of common stock.

Occasionally, in order to attract and retain executive talent, and to create an immediate ownership interest, we also may make grants to new executives in the form of restricted stock rights, or RSRs, that are not linked to pre-established performance measures, but whose vesting and other features are the same as for the PM-RSRs.

Retirement Program

Safeco’s retirement program is available on the same basis to all employees and is composed of a combined 401(k)/profit sharing retirement plan and cash balance plan. In addition, the DCP restores benefits that cannot be included in the 401(k)/profit sharing plan for certain highly compensated individuals due to Internal Revenue Code limits on eligible compensation.

Deferred Compensation and Supplemental Benefit Plan for Executives

Under Safeco’s DCP, eligible executives may defer salary, bonus, settlements of PM-RSRs and RSRs, dividends accrued on PM-RSRs and RSRs, and employee contributions and employer contributions in excess of the limitations of the Internal Revenue Code. Amounts deferred under this plan are credited with earnings tied to the performance of designated measurement funds that are also offered in our broad-based 401(k)/profit sharing retirement plan.

CEO Compensation—Paula Rosput Reynolds

We hired Paula Rosput Reynolds as our new CEO effective January 1, 2006. Our employment relationship with Ms. Reynolds is at-will, and Safeco has no employment agreement with her.

Salary    Ms. Reynolds’ annual base salary for 2006 is $925,000. If Safeco terminates Ms. Reynolds’ employment without cause before the first anniversary of her employment, we will pay her 18 months’ base salary and a pro-rated bonus.

Bonus    Ms. Reynolds’ bonus for 2006 (to be paid in 2007) is guaranteed at 120% of her annual base salary. Going forward, she will be eligible for a bonus of 120% of her annual salary if she achieves target-level performance, with the opportunity to earn more for superior performance, but not to exceed 240% of her annual base salary.

Equity    On January 3, 2006, Ms. Reynolds was granted 42,300 RSRs under Safeco’s Long-Term Incentive Plan (LTIP), which vest ratably over four years. Based on a closing share price of $57.75 on the grant date, this grant had a value of $2,442,825. We granted these RSRs to make Ms. Reynolds whole for equity she forfeited upon leaving her prior position. Ms. Reynolds is eligible to be considered annually for PM-RSRs having an economic value between 0% and 400% of her salary, with a target award of 300%, to be based on individual and company performance. She received a grant on March 10, 2006 of 57,148 restricted stock rights under the LTIP, valued at $2,943,122 based on a closing share price on the grant date of $51.50. These RSRs vest ratably over four years starting in February 2007. On January 3, 2006, we also granted Ms. Reynolds a stock option to purchase 250,000 shares of Safeco common stock (at an exercise price of $57.75, the closing price of our common stock on the date of grant), also under the LTIP, which vests 50% after three years, an additional 25% after four years, and the final 25% after five years. The March RSR grant and the January option grant were made as inducements for Ms. Reynolds to join Safeco.

Review of All Elements of Compensation    We reviewed Ms. Reynolds’ total compensation in two ways. First we reviewed a tally sheet showing her base salary and her equity and bonus opportunities for 2006. We separately reviewed what she received as an inducement to join Safeco and to make her whole for equity awards she forfeited when she left her previous position. For 2006, we anticipate that the economic value of Ms. Reynolds’ actual total compensation, including the cash bonus guaranteed at 120% of annual base salary to be paid in 2007 with respect to 2006 and the equity awards she received in 2006, will be approximately $10.6 million. In estimating this value, RSRs were valued by multiplying the number of shares covered by the RSRs by the stock price on the grant date, and the value of the options as of grant date was estimated using a Black-Scholes pricing model. We have concluded that Ms. Reynolds’ anticipated compensation for 2006 is reasonable, and we reported on our evaluation of her compensation to the other non-employee directors of the board.

Former CEO Compensation—Mike McGavick

Mike McGavick was our CEO throughout 2005. He stepped down as CEO, president and chairman effective December 31, 2005. Mr. McGavick remained an employee of Safeco through February 28, 2006, providing transition services. Mr. McGavick’s 2005 compensation included base annual salary, bonus, and compensation under the Transition Services Agreement Safeco entered into with him on December 6, 2005 in connection with his departure from Safeco. We filed this agreement as an exhibit to our report on Form 8-K filed on December 8, 2005. The Transition Services Agreement superseded our Amended and Restated Employment Agreement with Mr. McGavick dated January 5, 2005, and its terms are described below.

Terms of Transition Services Agreement    The agreement reduced Mr. McGavick’s annual base salary from $1,150,000 to $750,000 effective December 1, 2005, and effective January 1, 2006, it further reduced his annual base salary to $100,000. These reductions reflected his reduced responsibilities in connection with his resignation as Chairman and CEO and our appointment of Paula Rosput Reynolds as our new President and CEO. The agreement provided that Mr. McGavick would be eligible to receive a 2005 bonus based on: (i) a smooth and orderly transition of the responsibilities of the chief executive officer; (ii) his commitment to remain employed and to provide transitional support to Safeco through February 28, 2006; and (iii) Safeco’s financial and operating performance for 2005. On February 15, 2006, we awarded Mr. McGavick a bonus with respect to 2005 of $2,314,180 based on these criteria.

Because Mr. McGavick agreed to (i) remain as Safeco’s President and CEO until a successor was in place; (ii) provide transition services through February 28, 2006; and (iii) not compete with Safeco or solicit its employees for a period of three years following termination of his employment, we also accelerated the vesting of unvested options to purchase 210,298 shares of Safeco common stock. These options would have vested under their original terms in May 2006. Based on the closing share price of $51.51 on February 28, 2006, this acceleration had a value to Mr. McGavick of approximately $3.3 million. All other equity awards that were not vested as of February 28, 2006 were cancelled. As a result, Mr. McGavick forfeited approximately $7.0 million in unvested equity awards based on the $51.51 closing share price as of February 28, 2006.

Equity    We awarded Mr. McGavick 72,848 PM-RSRs in March 2005 for 2004 performance, which were to vest in four equal annual installments beginning in February 2006. The grant had a value on the date of grant of $3,587,036, but because Mr. McGavick’s employment with Safeco terminated February 28, 2006, he forfeited three quarters of that grant. Mr. McGavick did not receive any PM-RSRs or other equity awards for 2005 performance.

Performance Factors and Alignment with Shareholder Interests    We based our decision to award Mr. McGavick a cash bonus of $2,314,180 for 2005 based on the qualitative and quantitative performance factors set forth in his Transition Services Agreement described above, all of which are aligned with our shareholders’ interests. The performance factors were his performance during 2005, his provision of transitional services to Safeco through February 28, 2006 and the following company performance criteria: net written premium growth, combined ratio, operating earnings per share, and operating return on equity. Mr. McGavick remained employed by Safeco through February 28, 2006 and helped ensure a smooth and orderly transition of leadership.

Review of All Elements of Compensation    We have reviewed a tally sheet showing all elements of Mr. McGavick’s 2005 compensation, including base salary, bonuses, perquisites (consisting primarily of the interest on his home loan), and compensation under the Transition Services Agreement. For the 2005 fiscal year, the economic value of Mr. McGavick’s total compensation was $8,440,482. This amount includes the bonus we awarded him in 2006 for 2005 performance as well as the equity we granted him in 2005 (including equity that he ultimately forfeited because of his departure from Safeco, noted above). In calculating the amount of his 2005 compensation, we valued his PM-RSRs by multiplying the total number of shares covered by the PM-RSRs by the stock price on the grant date. The total economic value of Mr. McGavick’s 2005 compensation was down approximately 4.7% from $8,854,089, the economic value of his aggregate compensation for 2004. The total economic value of Mr. McGavick’s 2005 and 2004 compensation includes the dollar value of certain equity awards he later forfeited when he left the company. We have concluded that Mr. McGavick’s 2005 compensation, as well as his compensation in connection with his departure from Safeco, is reasonable, and we reported on our evaluation of Mr. McGavick’s compensation to the other non-employee directors of the board.

Executive Stock Ownership Policy

Our stock ownership policy was established to help increase our executives’ stock ownership and more closely align executives’ interests with those of our shareholders. Under the policy, officers must acquire and retain a specified number of shares (common stock or stock equivalents) equal in value to a multiple of their projected average base salary over a five-year period. Each officer has five years from the date he or she assumes the relevant leadership position to attain the required ownership threshold. Below is a chart of our stock ownership requirements for the Named Executive Officers who are currently employed by us:

Name	Position	Stock Ownership as Multiple of Average Projected Salary	Number of Shares
Paula Rosput Reynolds	President & CEO, Safeco Corp.	5x	145,000
Michael LaRocco	President & Chief Operating Officer, Safeco Ins. Cos.	3.5x	45,000
Yom Senegor	Exec. Vice President & Chief Information Officer, Safeco Corp.	2.5x	30,000
Dale Lauer	Exec. Vice President, Claims & Service, Safeco Ins. Cos.	2.5x	20,000

Other senior executives must acquire and retain a specified number of shares (or equivalents) with a value of one half to 2.5 times their projected average salaries, depending on their job, within a five-year period. Until the share ownership thresholds have been met, RSRs and PM-RSRs must be settled in shares (except as necessary to satisfy tax withholding obligations). Alternatively, RSRs and PM-RSRs may be settled in cash if proceeds are used to exercise stock options and the executive holds the shares acquired on exercise. We review compliance with the stock ownership policy annually, and executives must continue to meet its requirements until they leave Safeco. All senior executives have reached or are on track to reach their ownership requirement within the five-year timeframe.

Tax Deductibility of Compensation

Under Section 162(m) of the Internal Revenue Code, the federal income tax deduction for certain types of compensation paid to the CEO and four other most highly compensated officers of publicly held companies is subject to an annual limit of $1,000,000 per employee, unless that compensation is deferred or is considered performance-based.

In 2005, our shareholders approved the PIC Plan, under which cash and equity incentive awards should qualify as performance-based compensation and therefore not be subject to the limitations of Section 162(m). The PIC Plan enables us to more fully utilize deductions available for executive compensation when it is performance-based. When our purpose is to attract or retain executive talent or to promote a smooth transition in leadership, we may make awards outside the PIC Plan, which, as a consequence, may not qualify as performance-based and would be subject to the Section 162(m) limitations on deductibility.

Succession Planning

We discussed the succession plan for the CEO as well as for the other members of the senior leadership team during the course of our regular quarterly and other special meetings and were actively involved in the process of identifying, selecting and setting compensation for candidates filling open leadership positions. The board formed a special succession committee to manage the CEO selection process. We reported on succession matters to the full board during its executive sessions, both with and without the CEO present.

Executive Sessions

We regularly met in executive sessions without any member of management present, both with and without our independent compensation consultants.

Compensation Committee Membership

In 2005, our membership included Phyllis J. Campbell, who was our Chair until December 1, Joseph W. Brown, Robert S. Cline, William G. Reed, Jr., and Kerry Killinger, who was appointed to our committee as Chair on recommendation of the Nominating/Governance Committee effective December 1, 2005. Ms. Campbell resigned from the Board of Directors, and our committee, effective December 1, 2005. In connection with his appointment as non-executive chairman of the board, Mr. Brown resigned from our committee effective February 1, 2006; also on that date, Maria S. Eitel was appointed to our committee. Our committee met five times during 2005.

Compensation Committee:

Kerry Killinger (Chair)

Robert S. Cline

Maria S. Eitel

William G. Reed, Jr.

Compensation of Named Executive Officers

Summary Compensation Table

Below we show all compensation paid to the Named Executive Officers during the past three years. Annual compensation includes amounts deferred at the officer’s election.

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
					Awards		Payouts
Name & Principal Position	Year	Salary ($)	Bonus(1) ($)	Other Annual Compen- sation(2) ($)	Restricted Stock Awards(3) ($)	Securities underlying Options/ SARs (#)	LTIP Payouts(4) ($)	All Other Compensation ($)(5)	Total Compensation ($)(6)
P. Rosput Reynolds (7) President & CEO Safeco Corp.	2005 2004 2003	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0	0 0 0

M. LaRocco President & Chief Operating Officer, Safeco Ins. Cos.	2005 2004 2003	600,000 516,667 420,000	1,036,200 775,000 588,000	52,140 52,924 51,685	3,303,928 1,408,433 145,275	0 0 95,700	236,854 294,435 0	97,617 53,807 35,400	5,326,739 3,101,266 2,333,043

Y. Senegor Exec. Vice President & Chief Information Officer, Safeco Corp.	2005 2004 2003	375,000 375,000 375,000	453,338 525,000 525,000	11,017 66,590 66,546	874,305 1,056,456 129,693	0 0 85,400	224,631 242,325 0	68,371 42,000 31,146	2,006,662 2,307,371 2,102,464

D. Lauer Exec. Vice President—Claims & Service, Safeco Ins. Cos.	2005 2004 2003	342,500 320,000 320,000	414,048 319,424 224,000	3,177 3,323 4,282	746,084 901,404 110,598	0 0 72,900	180,475 242,950 0	49,497 29,120 25,160	1,735,781 1,816,221 1,516,397

M. McGavick (8) Former Chairman, President & CEO, Safeco Corp.	2005 2004 2003	1,116,667 1,000,000 1,000,000	2,314,180 2,000,000 1,850,000	94,778 246,278 143,855	3,587,036 4,333,747 638,537	0 0 420,800	1,106,149 1,148,564 602,521	221,672 125,500 124,150	8,440,482 8,854,089 9,159,063

C. Mead (9) Former Co-President, Safeco Ins. Cos. & CFO, Safeco Corp.	2005 2004 2003	600,000 516,667 450,000	1,036,200 1,075,000 660,614	61,681 63,071 62,498	1,204,607 1,408,433 155,662	0 0 102,500	269,620 294,668 0	94,595 51,368 24,524	3,266,703 3,409,207 2,523,622

(1)	This column shows the value of bonus taken as cash or deferred. For Named Executive Officers who were employed by us in 2005, the bonus opportunity was governed by the terms of the PIC Plan. For 2004 and 2003, under his employment agreement, Mr. McGavick had the opportunity to earn a discretionary cash bonus of up to 240% and 200% of base salary, respectively, and for those years, the Named Executive Officers other than Mr. McGavick had the opportunity to earn 70% of base salary for target level performance under the LPP and greater amounts when performance exceeded targets.

(2)

Included in this column for Mr. McGavick for 2005 is $88,995 of interest benefit for a below-market rate residential loan made as an inducement to relocate to the Seattle area in 2001. Also included in this column for 2005 are the following amounts of interest benefit of below-market rate residential loans made in 2001 and 2002 as inducements to relocate to the Seattle area: $59,511 for Ms. Mead; $50,700 for Mr. LaRocco; and $9,388 for Mr. Senegor. Mr. Senegor repaid his loan in full on March 3, 2005, and Ms. Mead repaid her loan in full on December 19, 2005.

(3)	This column shows the dollar value of PM-RSRs and RSRs granted in the year indicated. The dollar value is determined by multiplying the number of shares covered by an award by the closing market price of our common stock on the grant date. In 2005, we awarded PM-RSRs for 2004 performance as follows: 72,848 shares to Mr. McGavick; 24,464 shares to Ms. Mead; 61,686 shares to Mr. LaRocco (including a special grant of 37,222 shares made in December 2005 vesting 50% in December 2006, and 50% in December 2007); 17,756 shares to Mr. Senegor; and 15,152 shares to Mr. Lauer. The dollar value at grant date for these awards is reflected in the table, which is based on the closing price of our common stock on the grant date.

On March 10, 2006, we awarded PM-RSRs for 2005 performance as follows, with a dollar value on grant date as indicated, based on $51.50, the closing price of our shares as of that date: 24,724 shares valued at $1,273,286 to Mr. LaRocco; 10,424 shares valued at $536,836 to Mr. Senegor; and 11,724 shares valued at $603,786 to Mr. Lauer. PM-RSRs and RSRs entitle an employee who remains continuously employed by Safeco or our subsidiaries for a stated number of years to receive a specified number of shares of common stock or cash equal to the fair market value of the shares on the settlement date. Holders of unvested awards also receive an amount equivalent to the dividends that would be paid on the same number of shares of common stock. Awards generally vest and settle in four equal annual installments.

Aggregate holdings of PM-RSRs and RSRs as of December 31, 2005, valued at $56.50 per share, the closing market price of our common stock on December 30, the last business day of 2005, were as follows:

Name	Number of RSRs (#)	Value ($)
P. Reynolds*	0	0
M. LaRocco	88,813	5,017,935
Y. Senegor	38,594	2,180,561
D. Lauer	32,886	1,858,059
M. McGavick**	160,400	9,062,600
C. Mead**	53,292	3,010,998

*	Ms. Reynolds joined Safeco on January 1, 2006. We awarded her 42,300 RSRs on January 3, 2006, and 57,148 RSRs on March 10, 2006.

**	As a result of their departures from Safeco, Mr. McGavick forfeited 108,288 RSRs and Ms. Mead forfeited 10,659 RSRs.

(4)	Represents payout for PSRs, pursuant to which payments may be made based on achievement of specified performance goals at the end of a three-year performance period. Performance goals were established at the time of grant. For the three-year performance cycle ended December 31, 2005 under the 2003 PSR grant, the following amounts were earned:

Name	Number of Shares (#)	Value ($)
M. LaRocco	4,554	236,854
Y. Senegor	4,319	224,631
D. Lauer	3,470	180,475
M. McGavick	21,268	1,106,149
C. Mead	5,184	269,620

Dollar value is based on $52.01, the closing price of Safeco common stock on February 1, 2006, the date these PSR grants were settled. Ms. Reynolds did not receive a PSR payout because she joined Safeco after the PSR grant program ended.

(5)	Represents contributions by Safeco to the 401(k)/profit sharing retirement plan, or 401(k)/PSRP, and allocations to non-qualified plans for amounts that may not be contributed to the 401(k)/PSRP because of limitations imposed by the Internal Revenue Code (“Non-Qualified Allocations”) in the amounts indicated below. Amounts shown include a 2005 contribution of 2.93% of salary and bonus that Safeco awarded to all 401(k)/PSRP participants based on Safeco’s profitability in 2004.

Name	401(k)/PSRP Contributions ($)	Non-Qualified Allocations ($)	Total ($)

M. LaRocco	20,707	76,910	97,617

Y. Senegor	20,707	47,664	68,371

D. Lauer	20,707	28,790	49,497

M. McGavick	20,707	200,965	221,672

C. Mead	20,707	73,888	94,595

Ms. Reynolds will become eligible for 401(k)/PSRP contributions and non-qualified allocations on February 1, 2007 provided she has met the 401(k)/PSRP’s minimum service requirements.

(6)	Represents the sum of all columns in the table, including the dollar value of the “Securities underlying Options/SARs” where applicable. The dollar value for “Securities underlying Options/SARs” represents the expected value of the award as of the grant, using a Black-Scholes pricing model to estimate the grant date fair value.

(7)	Ms. Reynolds joined Safeco as CEO and president on January 1, 2006 and did not receive compensation for services before that date. Her compensation is described starting on page 23.

(8)	Mr. McGavick resigned as Chairman, CEO and President of Safeco Corporation effective December 31, 2005.

(9)	Ms. Mead resigned as CFO of Safeco Corporation and Co-President of the Insurance Subsidiaries on December 31, 2005.

Stock Option Grants in 2005

In 2004, we changed our stock-based incentive program to make regular incentive equity grants only in the form of RSRs and PM-RSRs. Accordingly, stock options were not awarded in 2005. We awarded Ms. Reynolds stock options for 250,000 shares in January 2006 as an inducement to her employment with Safeco, as described on page 23.

Aggregated Option Exercises in 2005 and Year-End Option Values

Below we show the exercise of stock options in 2005 by each of the Named Executive Officers and the value of unexercised options at December 31, 2005.

Name(1)	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at December 31, 2005 (#)		Value of Unexercised in-the-Money Options at December 31, 2005(2) ($)
			Exercisable	Unexer- cisable	Exercisable	Unexer- cisable
M. LaRocco	0	0	128,835	69,845	2,817,266	1,385,978
Y. Senegor	0	0	152,700	62,700	3,503,137	1,245,437
D. Lauer	14,551	378,619	92,499	51,450	1,916,009	1,015,100
M. McGavick(3)	0	0	616,194	615,498	13,804,444	15,963,596
C. Mead(4)	101,408	1,429,903	127,265	0	2,671,881	0

(1)	Ms. Reynolds is not listed above because she joined Safeco in January 2006.

(2)	Based on $56.50, the last sale price of our common stock on December 30, 2005, the last business day of that year. The dollar value shown for in-the-money options is the difference between the market value of the shares covered by the options as of December 31, 2005, less the applicable exercise price, or the options’ “in-the-money” value as of that date.

(3)	Amounts shown do not reflect acceleration of vesting of 210,298 option shares pursuant to the terms of Mr. McGavick’s Transition Services Agreement. This acceleration was tied to Mr. McGavick’s remaining employed with Safeco through February 28, 2006, and the acceleration occurred on that date.

(4)	Amounts shown reflect acceleration of vesting of 74,140 option shares pursuant to the terms of Ms. Mead’s Transition Services Agreement. This acceleration was tied to Ms. Mead’s remaining employed with Safeco through December 31, 2005, and the acceleration occurred on that date.

Current Equity-Based Holdings

Here is a table showing, as of March 10, 2006, the equity-based holdings of the Named Executive Officers currently employed by us, showing the form in which they are held and the total dollar value as of March 10, 2006. The value of the stock options was estimated at the difference between the market value of the shares covered by the options as of March 10, 2006, less the applicable exercise price, or the options’ “in-the-money” value. The value of the RSRs was estimated by multiplying the number of shares represented by the award by the closing price of our common stock on March 10, 2006:

Award Type	P. Reynolds	M. LaRocco	Y. Senegor	D. Lauer
Stock options(1)
Vested	—	128,835	152,700	92,499
Unvested	250,000	69,845	62,700	51,450
RSRs(2)
Unvested	99,448	97,323	36,650	34,102
Total (#)	349,448	296,003	252,050	178,051
Total ($)	5,121,572	8,221,978	5,559,049	3,967,616

(1)	Represents the right to purchase the number of shares indicated at an exercise price equal to the fair market value of our common stock on the date of grant.

(2)	Includes PM-RSRs and RSRs. These awards entitle an employee who remains continuously employed by Safeco or our subsidiaries for a stated number of years to receive a specified number of shares of common stock or cash equal to the fair market value of the shares on the settlement date. Holders of unvested awards also receive an amount equivalent to the dividends that would be paid on the same number of shares of common stock. Awards generally vest and settle in four equal annual installments. No amounts are shown for “vested” RSRs because once an executive’s RSR vests, it must be settled in shares of unrestricted stock or cash.

Long-Term Incentive Plan Awards in 2005

We changed our stock-based incentive program in 2004 and decided to make future regular equity grants in the form of RSRs and PM-RSRs. Accordingly, PSRs were not awarded in 2005.

Deferred Compensation Plan Balances

In the table below, we show the balances held by our directors and Named Executive Officers under the Deferred Compensation Plan for Directors and Deferred Compensation and Supplemental Benefit Plan for Executives at February 28, 2006.

Name	Balance ($)
Joseph W. Brown	357,363
Robert S. Cline	1,971
Peter L.S. Currie	38,262
Maria S. Eitel	—
Joshua Green III	587,623
G. Thompson Hutton**	180,111
Kerry Killinger	217,168
Michael E. LaRocco	389,120
Dale E. Lauer	826,446
Gary F. Locke	68,598
Michael S. McGavick*	1,370,187
Christine B. Mead*	957,094
William G. Reed, Jr.	734,783
Paula Rosput Reynolds	—
Judith M. Runstad	13,670
Yomtov Senegor	221,177

*	Lump-sum payouts to Mr. McGavick and Ms. Mead will occur in 2006 according the terms of the DCP.

**	Mr. Hutton resigned from the Board of Directors effective March 15, 2006. A lump-sum payout to Mr. Hutton will occur in 2006 according to the terms of the DCP.

The Safeco Employees’ Cash Balance Plan

In general, all employees become eligible to participate in The Safeco Employees’ Cash Balance Plan following one year of service with Safeco, provided they work a minimum of 1,000 hours. The Cash Balance Plan is credited with an amount equal to 3% of the annual compensation (base salary and bonus) of participating employees plus 5% interest on the cumulative amount credited for prior years (together, the “Accrued Benefit”). The portion of the Accrued Benefit in excess of limitations imposed under Section 401(a)(17) of the Internal Revenue Code is accrued under the DCP. Employees do not contribute to the Cash Balance Plan. An employee’s balance in the Cash Balance Plan becomes vested at a graduated rate, starting after two years of service with full vesting after five years of service. Participants may elect to receive, after termination, a lump-sum distribution of their vested balances or an annuitized payment from the Cash Balance Plan’s trust fund. The Cash Balance Plan complies with the Employment Retirement Income Security Act of 1974, as amended.

The following is an estimate of annual benefits payable from the Cash Balance Plan upon normal retirement age to Named Executive Officers, plus the portion of the accrued benefit in the DCP.

Name (1)	Estimated Annual Benefits at 65 Years of Age ($) (2)

P. Reynolds	42,815

M. LaRocco	65,506

Y. Senegor	44,247

D. Lauer	17,269

M. McGavick	46,173

C. Mead	11,654

(1)	Ms. Reynolds will become eligible to begin accruing benefits under the Cash Balance Plan on February 1, 2007.

(2)	For current employees, these projections assume continuous employment through age 65 and an annual increase to compensation of 2%. The projections for Mr. McGavick and Ms. Mead take into account the fact that their employment with Safeco has terminated.

Equity Compensation Plans

This table provides information as of December 31, 2005 about the number of shares of Safeco common stock that may be issued upon exercise or settlement of outstanding equity and equity-based awards under our existing equity compensation plans. It also includes the number of shares that remain available for future issuance.

Our shareholder-approved, equity compensation plans are our Long-Term Incentive Plan of 1997, or LTIP, which we amended last year with shareholder approval and which is attached as an appendix to our 2005 proxy statement, and our 1987 Safeco Incentive Plan, under which no shares remain available for issuance. We also have an Agency Stock Purchase Plan. This plan permits our highest-producing agencies to purchase Safeco stock annually at a discount. One million shares were authorized for issuance under this plan.

Column (a) shows the number of shares of our common stock that may be issued on exercise or settlement of outstanding awards. Column (b) shows the weighted average exercise price for the outstanding options under our shareholder-approved plans. Column (c) shows the aggregate number of shares available for future issuance under our LTIP in the first row, and under our Agency Stock Purchase Plan in the second row. Our equity compensation plan dilution level as of December 31, 2005, was 6.6%, calculated as follows: total shares under column (a) plus total shares under column (c), divided by that sum plus all outstanding shares. Our annual burn rate for 2005 was 0.38%, calculated as follows: number of shares subject to equity awards granted to employees and directors in 2005 (not taking into account shares forfeited, cancelled, or expired), expressed as a percentage of total common shares outstanding as of the end of the year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans, (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,012,736	(1)	$33.97	3,874,998	(2)
Equity compensation plans not approved by security holders	—		—	855,005

Total	4,012,736		$33.97	4,730,003

(1)	This amount includes 784,994 shares that may be issued upon settlement of RSRs and PSRs, which may be settled in stock or cash. The remaining 3,227,742 of this amount are shares that may be issued on exercise of options granted to employees, officers and directors.

(2)	Certain securities remaining available for issuance are subject to an automatic grant program for our non-management directors under our LTIP. This program provides automatic grants of RSRs for 2,500 shares annually to each of our non-management directors. In 2006, our non-executive chairman of the board will receive a grant of 7,500 RSRs in light of his enhanced responsibilities this year.

Performance Graph

Total Return To Shareholders

(Includes reinvestment of dividends)

		ANNUAL RETURN PERCENTAGE
		Years Ending

Company / Index		Dec01	Dec02	Dec03	Dec04	Dec05
SAFECO CORP		-2.03	13.84	14.55	36.51	10.11
S&P 500 INDEX		-11.89	-22.10	28.68	10.88	4.91
S&P 500 PROPERTY & CASUALTY INSURANCE INDEX		-8.02	-11.02	26.41	10.42	15.11

		INDEXED RETURNS Years Ending
Company / Index	Base Period Dec00	Dec01	Dec02	Dec03	Dec04	Dec05
SAFECO CORP	100	97.97	111.53	127.75	174.39	192.03
S&P 500 INDEX	100	88.11	68.64	88.33	97.94	102.75
S&P 500 PROPERTY & CASUALTY INSURANCE INDEX	100	91.98	81.85	103.46	114.24	131.51

Assumes $100 invested on December 31, 2000 in Safeco common stock, the S&P 500 Index and the S&P 500 Property & Casualty Insurance Index.

•	Total return assumes reinvestment of dividends.

•	Companies that comprise the S&P Property & Casualty Insurance Index: ACE Ltd., Allstate, AMBAC Financial, Chubb, Cincinnati Financial, MBIA, Progressive, Safeco, St. Paul Travelers, XL Capital.

Employment Arrangements

On August 11, 2005, Ms. Mead, Safeco’s CFO and president of Service, Technology and Finance, announced her resignation effective December 31, 2005. Ms. Mead and Safeco entered into an Executive Transition Services Agreement as of August 11, 2005, which provided that she would continue to serve as CFO until the earlier of December 31, 2005 or a replacement was named, and that she would continue to serve as president of Service, Technology and Finance until December 31, 2005. The agreement provides that Ms. Mead would continue to receive her base salary and benefits through the end of 2005 and would receive an annual bonus based on (i) a smooth and orderly transition of the responsibilities of the chief financial officer; (ii) her remaining employed with Safeco until December 31, 2005; (iii) the performance of her duties as described in the agreement; and (iv) Safeco’s 2005 results. The agreement also provides that to the extent Ms. Mead remained employed by Safeco and performed the duties described in the agreement, Safeco would accelerate vesting of 80% of her unvested equity awards. Based on a share price of $56.50, the closing price of our common stock on December 30, 2005, this acceleration had a value of approximately $4.0 million to Ms. Mead. The agreement restricts Ms. Mead from competing with Safeco or soliciting our employees for a period of two years following her resignation.

On December 6, 2005, in connection with Mr. McGavick’s resignation as an officer and director of Safeco Corporation, Safeco entered into an Executive Transition Services Agreement with Mr. McGavick, which terminated and superseded the Amended and Restated Employment Agreement dated as of January 5, 2005 between Safeco and Mr. McGavick. The Transition Services Agreement provides that Mr. McGavick would resign as CEO, President and as a member of the Board of Directors effective December 31, 2005, and that he would remain an employee through February 28, 2006. The agreement reduced Mr. McGavick’s annual base salary from $1,150,000 to $750,000 effective December 1, 2005, and effective January 1, 2006, further reduced his annual base salary to $100,000. The agreement provided that Mr. McGavick would be eligible to receive a bonus for 2005 based on (i) a smooth and orderly transition of the responsibilities of the CEO; (ii) his commitment to remain employed and to provide transitional support to Safeco through February 28, 2006; and (iii) Safeco’s financial and operating performance for 2005. The agreement also provided that in consideration of Mr. McGavick’s agreement to (i) remain as Safeco’s President and CEO until a successor was in place, (ii) provide transition services through February 28, 2006 and (iii) not compete with Safeco or solicit its employees for a period of three years following termination of his employment, Safeco would accelerate vesting of unvested options to purchase 210,298 shares of Safeco common stock. Based on a share price of $51.51, the closing price of our common stock on February 28, 2006, this acceleration had a value of approximately $3.3 million to Mr. McGavick. All other equity awards that were not vested as of February 28, 2006 were cancelled. The value of such lapsed awards as of that date was approximately $7.0 million.

Ms. Reynolds and Messrs. LaRocco, Lauer and Senegor and a few of our other executive officers have agreements that provide for payments to them under certain circumstances following a change in control (as defined in the agreements). Under the agreements, if the officer is discharged without cause, demoted or given other good reason to resign following a change in control of Safeco, or if the officer decides within one year following a change in control to resign, then the agreement calls for a lump-sum cash payment of up to three times annual base salary (not bonus), continuation of life and health benefits for three years, payment for accrued vacation and sick leave, payment of all contingent incentive compensation awards, accelerated vesting of equity awards, and payment of certain retirement benefits generally available to all employees, and accrued balances under the DCP. Each agreement also provides that if any excise tax is levied on payments made under the agreement, then an additional payment will be made so that the net payments received by the officer under the agreement will equal the amount that would have been paid had the excise tax not been levied.

Certain Relationships and Related Transactions

Safeco’s Policies.    Our policy is that all employees and directors must avoid any action that would put their own interests in conflict with the best interests of Safeco. Specifically, they must avoid involvement in any outside activities, whether through employment, investment or otherwise, that would interfere with job performance, create a conflict of interest or provide an unfair business advantage. These policies are included in our Code of Business and Financial Conduct and Ethics, which applies to all of Safeco’s directors, officers and employees. Each director and executive officer is instructed to inform the Audit Committee whenever confronted with any situation that may be perceived as a conflict of interest, even if the person does not believe the situation would violate Safeco’s Code of Business and Financial Conduct and Ethics. Our Audit Committee must pre-approve all related party transactions entered into between our directors and executive officers and the company.

Nasdaq Rules.    Conflict of interest situations are also governed by the Nasdaq rules that define “independent” director status. Each of our directors, other than Ms. Reynolds, qualifies as “independent” in accordance with the Nasdaq rules.

The Nasdaq rules include a series of objective tests that do not allow a director to be considered independent if the director has certain employment, business or family relationships with the company. The Nasdaq independence definition includes a requirement that the board also review the relations of each independent director to the company on a subjective basis (including relationships discussed below). In accordance with that review, on February 1, 2006, the board, based on analysis made by the Nominating/Governance Committee, made a subjective determination as to each non-employee director as of that date that no relationships exist that, in the opinion of the board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, the directors reviewed and discussed information provided by the directors and Safeco with regard to each director’s business and personal activities as they may relate to Safeco and Safeco’s management.

SEC Rules.    The SEC also has specific disclosure requirements covering certain types of transactions involving Safeco and a director, executive officer or other specified party. We retained the law firm of Foster Pepper PLLC to perform legal services in 2005, and we continue to use that firm in 2006. Mrs. Runstad, one of our directors, is Of Counsel to Foster Pepper PLLC. She is not a partner or member of the firm, and her compensation from the firm does not include amounts connected to payments made by Safeco to the firm. We paid the firm approximately $291,000 in 2005. We also retained the law firm of Davis Wright Tremaine LLP before Mr. Locke joined the board and before he joined that firm as a partner. We paid the firm approximately $4,200 in 2005 for legal services. This payment was incurred and paid before Mr. Locke became a member of our Audit Committee, and we no longer use that firm to provide legal services.

Safeco also has a relationship with Puget Energy and its affiliates, who purchase surety coverage from Safeco’s surety organization. This is a long-standing relationship that pre-dates Ms. Reynolds’ appointment as Safeco’s CEO. Puget Energy’s CEO is the spouse of Ms. Reynolds. Puget Energy paid premiums to Safeco for surety coverage in 2005 that totaled less than $1 million, and Safeco does not consider the relationship material. However, to avoid any actual, potential or perceived conflicts of interest, Safeco has established an internal screen such that Ms. Reynolds will not be directly involved in any business decisions, including any disputes and claims discussions, directly involving Safeco’s surety relationship with Puget Energy.

In 2001 and 2002, prior to enactment of the Sarbanes-Oxley Act, we made loans in connection with the retention of certain officers and their relocations to Washington State and purchases of homes. In accordance with the Sarbanes-Oxley Act, these loans have not been modified or renewed, and it is no longer our practice to offer such loans to executives. We loaned Mike McGavick $1,275,000; and Michael LaRocco $780,000. These amounts remained outstanding on February 28, 2006, and these amounts were the greatest amounts outstanding for these individuals between January 1, 2005 and December 31, 2005. The interest rate of each of the above loans is zero percent, the lowest non-taxable interest rate. Pursuant to its original terms, each loan is due and payable one year after the executive leaves the company. Accordingly, Mr. McGavick’s loan is due and payable on February 28, 2007, pursuant to its original terms.

We made similar relocation loans to Yom Senegor in 2001, in connection with his retention as Senior Vice President, Chief Strategy Officer and Chief Information Officer, and Ms. Mead in 2002, in connection with her retention as Chief Financial Officer. Mr. Senegor’s loan was in the amount of $1,000,000, and Ms. Mead’s loan was in the amount of $900,000. These amounts were the greatest amounts outstanding on these loans in 2005. Mr. Senegor re-paid his loan in full on March 3, 2005, and Ms. Mead repaid her loan in full on December 19, 2005.

How to Submit Shareholder Proposals and Director Nominations for the 2007 Meeting

We will hold our 2007 annual meeting of shareholders on May 2, 2007. The federal proxy solicitation rules govern whether we must consider a shareholder proposal for inclusion in the proxy materials we distribute prior to our annual meeting, and these rules require that we be given significant advance notice. For us to consider a shareholder proposal for inclusion in our 2007 proxy materials, we must receive it no later than November 27, 2006.

If you would like to nominate someone for election to the Board of Directors, you must follow procedures outlined in our bylaws. The bylaws provide that you may nominate persons for election to the Board of Directors by sending written notice of your intention to nominate someone to the Secretary to Safeco’s Board of Directors at Safeco Plaza, Seattle, Washington 98185. We must receive your notice at least 90 days before the annual meeting. For the 2007 annual meeting, we would need to receive your notice by February 1, 2007. The notice must contain your name, address, telephone number and the number of shares of common stock you own, as well as certain information about the nominee required under the federal proxy solicitation rules. Your notice of nomination also must be accompanied by the nominee’s written consent to being a nominee and a statement of his or her intention to serve as a director, if elected.

To bring any other business before our 2007 annual shareholders meeting, you must file a written notice of intention to bring such business with the Secretary to the Board of Directors at Safeco Plaza, Seattle, Washington 98185 by February 1, 2007. The notice must contain the name, address, telephone number and number of shares of common stock owned by the shareholder, a brief description of the business and the reasons for conducting it at the meeting, and any material interest the shareholder has in such business. No such notices were filed to propose additional business for our 2006 annual meeting.

Annual Report and Form 10-K

A copy of our annual report and Form 10-K for 2005 accompanies this proxy statement. We will provide you an additional copy without charge if you request one by mail to Investor Relations, Safeco Corporation, Safeco Plaza, Seattle, Washington 98185 or by e-mail to ir@safeco.com. This report is also available on our website at www.safeco.com/ar.

Other Matters

The board does not know of any other matters to be presented for action at the annual meeting. If you vote by Internet or phone or return a proxy card before the annual meeting, your shares will be voted in accordance with your specifications. If any other matters come before the annual meeting properly, the persons named as proxies on your proxy card will vote all shares they represent in accordance with their best judgment.

Please promptly vote by Internet or phone or return your proxy card or voting instruction form so that your shares are represented at the meeting. Thank you.

Seattle, Washington March 27, 2006	/s/ Paula Rosput Reynolds Paula Rosput Reynolds President and Chief Executive Officer

ADMISSION TICKET

Annual Meeting of Shareholders

May 3, 2006, 11:00 a.m. Pacific Time

Safeco Plaza Auditorium, Level M

Seattle, WA 98185

DRIVING DIRECTIONS
Traveling North on I-5:
• Interstate 5 North to the N.E. 45th St. Exit.
• Turn right on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
Traveling South on I-5:
• Interstate 5 South to the N.E. 45th St. Exit.
• Turn left on N.E. 45th St.
• Safeco is located on the corner of N.E. 45th St. & Brooklyn Ave. N.E.
PARKING
Parking is available at public lots identified on the map, at shareholders’ own expense.

Note: If you plan to attend the Annual Meeting of Shareholders, please so indicate by marking the appropriate box on the attached proxy card. If you plan on attending the Annual Meeting in person, please bring, in addition to this Admission Ticket, a proper form of identification. The use of video, still photography or audio recording at the Annual Meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. Your compliance is appreciated.

This Admission Ticket should not be returned with your proxy but should be retained and brought with you to the Annual Meeting.

SAFECO CORPORATION
Proxy Solicited on Behalf of the Board of Directors of the Corporation
for the Annual Meeting of Shareholders
May 3, 2006

If I am a registered shareholder, I, by signing the reverse, appoint Paula Rosput Reynolds and Art Chong, each with full power of substitution, as the true and lawful attorneys and proxies for me, to represent and vote my shares at the Annual Meeting of Shareholders of Safeco Corporation to be held at the Safeco Auditorium, Safeco Plaza, Seattle, Washington 98185 at 11:00 a.m. on May 3, 2006, and any adjournment or postponement thereof, and to represent and vote my shares in the transaction of such business as may properly come before the meeting.

If I am a participant in the Safeco 401(k)/Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund, I, by signing the reverse, direct Wells Fargo Bank, N.A., trustee of such fund, to vote my shares as indicated on the reverse, or if not so indicated, in accordance with the plan document as described in the proxy statement.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but, if you are a registered shareholder, you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies named above cannot vote your shares unless you sign and return this card.

(Continued, and to be signed and dated, on reverse side.)

To include any comments, please mark this box.	☐	SAFECO CORPORATION P.O. BOX 11276 NEW YORK, NY 10203-0276

YOUR VOTE IS IMPORTANT VOTE BY INTERNET / TELEPHONE 24 Hours a Day - 7 Days a Week Save Your Company Money - It’s Fast and Convenient

INTERNET		TELEPHONE		MAIL
https://www.proxyvotenow.com/safc		1-866-252-6915

• Go to the website address listed above. • Have your proxy card ready. • Follow the simple instructions that appear on your computer screen.	OR	• Use any touchtone telephone. • Have your proxy card ready. • Follow the simple recorded instructions.	OR

•   Mark, sign and date your proxy card.

•   Detach your proxy card from the admission ticket.

•   Return your proxy card in the postage-paid envelope provided.

•   Do not mail more than one proxy card per return envelope.

Your telephone or Internet vote authorizes the proxyholders named in the proxy to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card. The deadline for telephone and Internet voting is 5:00 p.m., Eastern Time, May 2, 2006 for registered shareholders and 11:59 p.m., Eastern Time, April 30, 2006 for participants in the Safeco 401(k)/Profit-Sharing Retirement Plan’s Safeco Stock Ownership Fund.

ON-LINE ACCESS TO PROXY MATERIALS

For shareholders who have elected to receive Safeco’s Proxy Statement and Annual Report electronically, you can now view the 2006 Annual Meeting materials on the Internet by pointing your browser to http://www.safeco.com/ar.

YOUR VOTE IS IMPORTANT THANK YOU FOR VOTING

☐	ê DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET ê

Please mark, sign, date and return this proxy card promptly using the enclosed envelope.	☒ Votes must be indicated (x) in black or blue ink.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

1.	ELECTION OF DIRECTORS

	FOR ALL	☐	WITHHOLD FOR ALL	☐	EXCEPTIONS* (as marked below)	☐

Nominees:	01 - Peter L.S. Currie, 02 - Maria S. Eitel, 03 - Joshua Green III, 04 - William G. Reed, Jr., 05 - Paula Rosput Reynolds and 06 - Judith M. Runstad.	This proxy when properly executed will be voted as directed herein. IF NO DIRECTION IS GIVEN, THE PROXIES NAMED ON THE REVERSE SIDE INTEND TO VOTE THE SHARES TO WHICH THIS PROXY RELATES “FOR” PROPOSALS 1 AND 2. THE PROXIES WILL VOTE IN THEIR DISCRETION ON ANY OTHER MATTERS PROPERLY COMING BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned hereby revokes all prior proxies given by the undersigned to vote at the meeting or any adjournment or postponement thereof.
INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name on the space provided below.
*EXCEPTIONS

2.	RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS SAFECO’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2006	FOR ☐	AGAINST ☐	ABSTAIN ☐	To change your address, please mark this box and make edits at left.	☐

					I/We plan to attend the Annual Meeting (admission ticket attached)	☐

					I/We would like to receive future distributions of Safeco’s Proxy Statement and Annual Report electronically.	☐
S C A N L I N E
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such.

Date	Share Owner sign here	Co-Owner sign here